Exhibit 99.1

For Immediate Release

Contact:	Tim McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Meg Gallagher (media) 312-580-2289
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS 4th QUARTER 2004 RESULTS

CHICAGO, January 25, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $9 million, or $0.04 per diluted share, for the fourth quarter of 2004.  These results include:

•                  An impairment charge of $73 million, or $0.19 per diluted share, attributable to the write down of pulp mill fixed assets,

•                  A tax benefit of $10 million, or $0.04 per diluted share, related to the resolution of certain prior year tax matters,

•                  A charge of $13 million, or $0.03 per diluted share, from the impact of a non-cash foreign currency translation loss, and

•                  A charge of $12 million, or $0.03 per diluted share, from the early extinguishment of debt.

Fourth quarter 2004 results compare to a net loss available to common stockholders of $92 million, or $0.37 per diluted share, for the fourth quarter of 2003. That quarter included a restructuring charge of $0.27 per diluted share and a $0.03 per diluted share non-cash foreign currency translation loss.

For the full year 2004, the company reported a net loss available to common stockholders of $57 million, or $0.23 per diluted share, compared to a net loss available to common stockholders of $208 million, or $0.85 per diluted share, in 2003.

Fourth quarter sales were $2,146 million, up 12.2 percent from the fourth quarter of 2003.  Sales for the full year were $8.3 billion, compared to $7.7 billion in 2003.

Commenting on the results, Patrick J. Moore, chairman, president and chief executive officer, said that the primary factors impacting operating results were pricing and volume improvement along with inflationary cost pressures.  “Business fundamentals remained strong in the quarter.  While inventories increased slightly, packaging demand continued to grow and prices from previously announced increases were higher.”

In what is a seasonally softer period, the company’s fourth quarter containerboard operating rate was 94.2 percent, down slightly from the third quarter, but up from 88.5 percent in the year ago period.  Fourth quarter domestic linerboard pricing advanced 1.8 percent sequentially and was up 21 percent compared to the prior year quarter.

Fourth quarter 2004 average corrugated container prices increased 2.5 percent sequentially and 8 percent compared to the prior year quarter.   Smurfit-Stone’s per day fourth quarter North

American corrugated shipments rose 1.2 percent, compared to the prior year quarter, and were up 1.8 percent for the year in spite of the closure of nine corrugated container plants in 2004.

The consumer packaging business reported improvements in the fourth quarter, despite ongoing margin pressures in a highly competitive marketplace.  Folding carton prices improved modestly on a sequential and year-over-year basis, and volumes were up 4 percent in the fourth quarter, compared to the year ago quarter.  The multiwall bag business benefited from price improvement exceeding 4.5 percent compared with both the previous and prior year quarters.    Volume was down 2.7 percent compared to the fourth quarter 2003.

Inflationary cost pressures continued to challenge the company.  Fourth quarter costs, including energy, transportation, fiber and employee benefits, increased $23 million sequentially and $44 million compared to the prior year quarter.    The company’s cost reduction initiatives helped offset this inflation in 2004.

Interest expense was $85 million in the fourth quarter.  Capital expenditures for the three month period were $80 million, while pension plan contributions were $28 million.  As a result of the previously announced merger of the company’s two principal operating subsidiaries and debt refinancing activities, an additional $203 million of borrowings was classified as off-balance sheet debt.  Total debt at the end of 2004 was $4,498 million.

Looking ahead, Moore said, “As we enter 2005, we are encouraged by the outlook for the U.S. economy and stable packaging demand trends.   We are committed to achieving growth in high margin markets and enhancing our innovation and service offerings.  While challenged by significantly higher costs, we aim to offset inflation through targeted cost reduction, process improvement, and asset utilization initiatives.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.  The fourth quarter call will be held on Tuesday, January 25, at 8:00 a.m. Central Time.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2003, as updated from time to time in the company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

PRODUCTION AND SHIPMENTS

	2004					2003
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year-to-Date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year

Containerboard Mill Production (M tons)
North America	1,790	1,858	1,903	1,887	7,438	1,807	1,833	1,760	1,785	7,185
International-Discontinued	—	—	—	—	—	113	—	—	—	113
Total	1,790	1,858	1,903	1,887	7,438	1,920	1,833	1,760	1,785	7,298

SBS / Bleached Board Production (M tons)	60	74	70	72	276	78	73	68	71	290

Coated Boxboard Production (M tons)
North America	141	140	140	139	560	147	146	148	136	577
International-Discontinued	—	—	—	—	—	19	—	—	—	19
Total	141	140	140	139	560	166	146	148	136	596

Kraft Paper Production (M tons)	74	72	54	59	259	65	71	75	82	293

Market Pulp Production (M tons)	128	146	138	137	549	132	127	110	128	497

Corrugated Shipments (BSF)
North America *	21.4	21.9	22.0	21.2	86.5	19.7	21.5	21.7	21.4	84.3
International-Continuing	0.2	0.2	0.1	0.2	0.7	0.1	0.2	0.2	0.2	0.7
International-Discontinued	—	—	—	—	—	3.2	—	—	—	3.2
Total	21.6	22.1	22.1	21.4	87.2	23.0	21.7	21.9	21.6	88.2

Folding Carton Shipments (M tons)	128	124	134	131	517	129	128	131	126	514

Multiwall Bag Shipments (MM bags)	282	291	295	289	1,157	277	290	292	297	1,156

Fiber Reclaimed and Brokered (M tons)	1,616	1,609	1,632	1,685	6,542	1,678	1,655	1,618	1,598	6,549

* Corrugated shipments include 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION

($ Millions)

	Three Months Ended December 31,					Year Ended December 31,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total
2004
Revenues	1,627	409	110	—	2,146	6,224	1,656	411	—	8,291
Segment profit (loss)	127	17	7	(187)	(36)	315	81	28	(533)	(109)
2003
Revenues	1,417	415	81	—	1,913	5,759	1,656	307	—	7,722
Segment profit (loss)	51	17	6	(215)	(141)	246	82	22	(688)	(338)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2004	2003
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$6	$12
Receivables	412	528
Inventories	786	711
Deferred income taxes	142	146
Prepaid expenses and other current assets	60	56
Total current assets	1,406	1,453

Net property, plant and equipment	4,638	4,929
Timberland, less timber depletion	44	45
Goodwill	3,301	3,301
Other assets	336	374

	$9,725	$10,102

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$19	$197
Accounts payable	604	512
Accrued compensation and payroll taxes	191	197
Interest payable	95	98
Other current liabilities	207	167
Total current liabilities	1,116	1,171

Long-term debt, less current maturities	4,479	4,610
Other long-term liabilities	1,048	1,127
Deferred income taxes	823	924

Stockholders’ equity
Preferred stock	85	82
Common stock	3	3
Additional paid-in capital	3,992	3,924
Retained earnings (deficit)	(1,507)	(1,450)
Accumulated other comprehensive income (loss)	(314)	(289)
Total stockholders’ equity	2,259	2,270

	$9,725	$10,102

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003

Net sales	$2,146	$1,913	$8,291	$7,722
Costs and expenses
Cost of goods sold	1,815	1,662	7,176	6,673
Selling and administrative expenses	189	189	770	882
Restructuring charges (income)	(1)	107	16	115
Asset Impairment charge	73		73
Loss (gain) on sale of assets	(4)	1	(7)	5
Income (loss) from operations	74	(46)	263	47
Other income (expense)
Interest expense, net	(85)	(85)	(343)	(341)
Loss from early extinguishment of debt	(12)		(11)	(3)
Other, net (Note 1)	(13)	(10)	(18)	(41)
Loss from continuing operations before income taxes and cumulative effect of accounting change	(36)	(141)	(109)	(338)
Benefit from income taxes	29	52	63	140
Loss from continuing operations before cumulative effect of accounting change	(7)	(89)	(46)	(198)
Discontinued operations
Income from discontinued operations, net of income taxes				6
Loss before cumulative effect of accounting change	(7)	(89)	(46)	(192)
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes				(5)
Net loss	(7)	(89)	(46)	(197)
Preferred stock dividends and accretion	(2)	(3)	(11)	(11)
Net loss available to common stockholders	$(9)	$(92)	$(57)	$(208)

Diluted earnings per common share
Loss from continuing operations before cumulative effect of accounting change	$(0.04)	$(0.37)	$(0.23)	$(0.85)
Discontinued operations				0.02
Cumulative effect of accounting change				(0.02)
Net loss available to common stockholders	$(0.04)	$(0.37)	$(0.23)	$(0.85)

Weighted average shares outstanding	254	248	253	246

Note 1:	2004 includes non-cash foreign currency losses of $13 million for the 4th quarter and $22 million year-to-date.
2003 includes non-cash foreign currency losses of $12 million for the 4th quarter and $50 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Year ended December 31,
	2004	2003

Cash flows from operating activities
Net loss	$(46)	$(197)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss from early extinguishment of debt	11	3
Cumulative effect of accounting change for asset retirement obligations		8
Depreciation, depletion and amortization	416	415
Amortization of deferred debt issuance costs	11	10
Deferred income taxes	(80)	(203)
Pension and postretirement benefits	(48)	(62)
Non-cash foreign currency losses	22	50
Non-cash impairment and restructuring charges	80	85
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(99)	82
Inventories	(50)	31
Prepaid expenses and other current assets	(18)	1
Accounts payable and accrued liabilities	64	(69)
Interest payable	(4)	(2)
Income tax benefit on exercise of employee stock options	8	7
Other, net	6	3

Net cash provided by operating activities	273	162

Cash flows from investing activities
Expenditures for property, plant and equipment	(219)	(212)
Payments on acquisitions, net of cash received	(13)	(26)
Proceeds from property and timberland disposals and sale of businesses	32	253

Net cash provided by (used for) investing activities	(200)	15

Cash flows from financing activities
Proceeds from long-term debt	1,480	300
Net repayments of debt	(1,615)	(502)
Net repayments under accounts receivable securitization programs	(177)	(10)
Net proceeds from sale of receivables	203
Preferred dividends paid	(8)	(8)
Proceeds from exercise of stock options	54	57
Deferred debt issuance costs	(16)	(8)

Net cash used for financing activities	(79)	(171)

Effect of exchange rate changes on cash		(2)

Increase (decrease) in cash and cash equivalents	(6)	4
Cash and cash equivalents
Beginning of period	12	8

End of period	$6	$12

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Income (loss) from continuing operations before cumulative effect of accounting change	$(7)	$(89)	$(46)	$(198)
Provision for (benefit from) income taxes	(29)	(52)	(63)	(140)
Interest expense, net	85	85	343	341
Depreciation, depletion and amortization	103	106	416	415
Income from discontinued operations before income taxes				10
EBITDA (Note 1)	152	50	650	428
Loss on early extinguishment of debt	12		11	3
Impairment charge	73		73
Stone receivables discount expense	4	1	7	4
Restructuring charges (income)	(1)	107	16	115
Non-cash foreign exchange (gain) loss	13	12	22	50
Litigation settlements, net	3		3	110
(Gain) loss on sale of assets	(4)	1	(7)	5
Adjusted EBITDA (Note 1)	$252	$171	$775	$715

Note 1:    “EBITDA” is defined as income (loss) from continuing operations before cumulative effect of accounting change, provision for (benefit from) income taxes, interest expense, net and depreciation, depletion and amortization plus income (loss) from discontinued operations before income taxes.  “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.    EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to us because of our highly leveraged position.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.  EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.